EXHIBIT 99.1

FINANCIAL
RELATIONS BOARD

                                                         RE: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                      AT FINANCIAL RELATIONS BOARD
--------------                                      ----------------------------
Will Kelly                                        Marilynn Meek    Susan Garland
Vice President and Chief Administrative Officer   (General info)  (Analyst info)
(423) 743-9151                                    212-827-3773     212-827-3775

FOR IMMEDIATE RELEASE
July 28, 2005

                  NN, INC. REPORTS SECOND QUARTER 2005 RESULTS
                   Revenues Up 12%, Earnings Per Share Up 75%

Johnson City, Tenn, July 28, 2005 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2005. Net sales for the second quarter of 2005 rose 11.8% to $84.2 million from $75.3 million for the same period of 2004. Net income for the second quarter of 2005 totaled $3.6 million, or $0.21 per diluted share, compared to $2.0 million, or $0.12 per diluted share for the second quarter of 2004, an increase of 80.0% and 75.0% respectively.

Net sales for the first half of 2005 were $170.9 million, up 11.8%, compared to $152.9 million for the same period of 2004. Net income for the first half of 2005 totaled $7.6 million, or $0.44 per diluted share, compared to $5.2 million, or $0.30 per diluted share for the same period of 2004, an increase of 46.2% and 46.7% respectively.

James H. Dorton, Vice President and Chief Financial Officer, commented, "Of the total revenue increase of $18.0 million in the first half of 2005 as compared to the same period in 2004, volume improvements and new program share gains accounted for $7.8 million, the impact of currency translation accounted for $5.1 million and price increases associated with raw material pass through accounted for the remaining $5.1 million. Our 2005 second quarter revenues reflect slightly improving demand in both the North American and European automotive sectors and continuing year-to-date strong industrial demand in both markets.

"As a percentage of net sales, 2005 second quarter cost of products sold was 78.4%. These margins, though essentially flat with the second quarter of 2004 level of 78.3%, were negatively impacted by increased resin prices at our Industrial Molding facility. Year-to-date cost of products sold was 78.2% which continued to show improvement over 2004 full year margins of 79.1%. This improvement was a direct result of the cost reduction efforts generated by our Level 3 initiative.

"Selling, general and administrative expenses of $7.3 million, or 8.7% of net sales for the second quarter of 2005 decreased $744,000 from $8.0 million, or 10.6% of net sales for the second quarter of 2004. The decrease was primarily due to lower Sarbanes-Oxley compliance costs as compared to the prior year. Selling, general and administrative expenses for the first half of 2005 remained on plan at 8.7% of net sales as compared to 9.9% of net sales for the same period in 2004.

Mr. Dorton concluded, "Debt minus cash remained relatively unchanged from the beginning of the year. Although traditionally our working capital needs are higher for the first half of the year, we are currently running behind our previously announced debt reduction goal of $12.0 million to $13.0 million for the full year of 2005. We remain committed to this goal and will take measures in the second half of the year to aggressively manage our working capital needs and reassess our capital expenditure plans."

Roderick R. Baty, Chairman and Chief Executive Officer, commented, "We continue to be pleased with the start-up investments we have made in Slovakia and China, as well as certain strategic initiatives which have positioned the Company well for improving financial performance for the remainder of 2005 and beyond.

Mr. Baty concluded, "In total, our operations are performing at levels established in our original business plan. We anticipate the strong overall levels of demand we experienced during the first half of the year to continue into the third and fourth quarters. As a result, our capacity utilization rates should remain high for the remainder of the year. We still face concerns regarding the volatility of steel inflation in the U.S. We will continue to experience significant steel raw material inflation in the domestic market during the last six months of the year. In Europe, there is a downward trend for scrap surcharge pricing levels and we expect this trend to continue through the remainder of 2005. In addition to the steel inflation, we have experienced higher resin costs at our Industrial Molding operation due to historically high oil prices. Our 2005 earnings projections include provisions for a continuing pass through of both steel and plastic resin inflation in the form of higher selling prices to our customers.

"Finally, currency remains an open issue with respect to our previously provided guidance for both revenue and earnings in 2005. If the U.S. Dollar-Euro exchange rate for the remainder of the year remains at the level in place at the end of the second quarter, we would anticipate currency translation to negatively affect both revenue and earnings. Our revenue estimate for the full year would be adjusted downward by approximately $9.0 million to $328.0 million. Our anticipated full year earnings would be impacted by approximately $0.04 per diluted share and result in revised full year guidance of $0.86 to $0.90 per diluted share."

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $304 million in 2004.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2004.

                             Financial Tables Follow

                                    NN, Inc.
                        Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                       Three Months Ended                 Six Months Ended
                                                            June 30,                          June 30,
                                                      2005            2004             2005             2004
                                                   ------------    ------------    -------------    -------------

Net sales                                              $84,166         $75,265        $ 170,881         $ 152,897
Cost of products sold (exclusive of
   depreciation shown separately below)                 66,005          58,937          133,670           119,326
Selling, general and administrative                      7,297           8,041           14,782            15,184
Depreciation and amortization                            4,130           3,969            8,303             7,918
Loss on disposal of assets                                   2               -                6                 -
                                                   ------------    ------------    -------------    -------------
  Income from operations                                 6,732           4,318           14,120            10,469

Interest expense, net                                    1,025             932            2,008             1,824
Other (income) expense, net                              (168)              25            (340)              (31)
                                                   ------------    ------------    -------------    -------------
Income before provision for income taxes                 5,875           3,361           12,452             8,676
Provision for income taxes                               2,320           1,375            4,872             3,472
                                                   ------------    ------------    -------------    -------------
  Net income                                           $ 3,555         $ 1,986        $   7,580         $   5,204
                                                   ============    ============    =============    =============

Diluted income per common share                        $  0.21         $  0.12        $    0.44         $    0.30
                                                   ============    ============    =============    =============

Weighted average diluted shares                         17,328          17,177           17,252            17,176
                                                   ------------    ------------    -------------    -------------

                                    NN, Inc.
                            Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                       June 30,               December 31,
                                                         2005                    2004
                                                --------------------     -------------------

Assets
Current Assets:
Cash                                                      $   8,038               $  10,772
Accounts receivable, net                                     56,933                  51,597
Inventories, net                                             33,161                  35,629
Other current assets                                         12,020                  10,340
                                                --------------------     ------------------
  Total current assets                                      110,152                 108,338

Property, plant and equipment, net                          115,214                 131,169
Goodwill, net                                                42,044                  44,457
Other assets                                                  5,840                   5,905
                                                --------------------     ------------------
  Total assets                                            $ 273,250               $ 289,869
                                                ====================     ==================

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                          $  38,869               $  45,217
Accrued salaries and wages                                   13,944                  16,332
Current portion of long-term debt                             7,255                   7,160
Other liabilities                                             6,656                   5,722
                                                --------------------     ------------------
Total current liabilities                                    66,724                  74,431

Deferred income taxes                                        16,760                  17,857
Long-term notes payable                                      64,669                  67,510
Other                                                        13,009                  14,931
                                                --------------------     ------------------
Total liabilities                                           161,162                 174,729

Total stockholders' equity                                  112,088                 115,140

Total liabilities and stockholders' equity                $ 273,250               $ 289,869
                                                ====================     ==================


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